CUSIP No. 24345601000                        Page 1 of 12 Pages


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                               SCHEDULE 13G

          Information Statement pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Amendment No.  )


                  DecisionOne Holdings Corp.
_________________________________________________________________
                       (Name of Issuer)



                   Common Stock, $.01 par value
_________________________________________________________________
                  (Title of Class of Securities)



                          24345601000
__________________________________________________________________
                         (CUSIP Number)













                         ________________________

CUSIP No. 24345601000                        Page 2 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                Welsh, Carson,
     S.S. or I.R.S. Identification           Anderson & Stowe VI,
     No. of Above Person                     L.P.
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    2,266,410 shares of  Shares
Beneficially             Power          Common Stock, $.01
Owned by Each                                par value ("Common
Reporting Person                             Stock")
With:                    _______________________________________
                         6)   Shared Voting
                              Power                -0-
                         _______________________________________
                         7)   Sole Disposi-  2,266,410 shares of
                              tive Power     Common Stock
                         _______________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           2,266,410 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           8.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 24345601000                        Page 3 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 Welsh, Carson,
     S.S. or I.R.S. Identification             Anderson &
     No. of Above Person                       Stowe IV
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    5,155,947 shares of  Shares
Beneficially             Power          Common Stock
Owned by Each
Reporting Person         ________________________________________
With:                    6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  5,155,947 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           5,155,947 shares of
     Owned by Each Reporting Person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          18.6%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 24345601000                        Page 4 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Capital
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     2,914,857 shares
Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   2,914,857 shares
                              tive Power      of Common Stock


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            2,914,857 shares
     Owned by Each Reporting Person           of Common Stock


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           10.5%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 24345601000                        Page 5 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Venture
     S.S. or I.R.S. Identification             Partners
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New York
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     18,630 shares
Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   18,630 shares
                              tive Power      of Common Stock


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            18,630 shares
     Owned by Each Reporting Person           of Common Stock


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           0.1%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 24345601000                        Page 6 of 12 Pages
_________________________________________________________________
1)   Name of Reporting Person                 WCAS Information
     S.S. or I.R.S. Identification             Partners, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of Shares         5)   Sole Voting     51,176 shares
Beneficially                  Power           of Common Stock
Owned by Each
Reporting Person
With:                    ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   51,176 shares
                              tive Power      of Common Stock


                          _______________________________________
                         8)   Shared Dis-
                              positive Power      -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            51,176 shares
     Owned by Each Reporting Person           of Common Stock


_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                           0.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 24345601000                        Page 7 of 12 Pages
                               Schedule 13G
                               ____________
Item 1(a) -    Name of Issuer:  DecisionOne Holdings Corp.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               50 East Swedesford Road
               Frazer, PA  19355

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Welsh, Carson, Anderson & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), Welsh, Carson, Anderson & Stowe IV, a New York limited partnership ("WCAS IV"), WCAS Capital Partners, L.P., a Delaware limited partnership ("Capital Partners"), WCAS Venture Partners, a New York limited partnership ("Venture Partners"), and WCAS Information Partners, L.P., a Delaware limited partnership ("Information Partners") (collectively, the "Reporting Persons").

Item 2(b) -    Address of Principal Business Office:

               320 Park Avenue, Suite 2500
               New York, New York  10022

Item 2(c) -    Place of Organization:

               WCAS VI:  Delaware
               WCAS IV:  New York
               Capital Partners:  Delaware
               Venture Partners:  New York
               Information Partners:  Delaware

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.01 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  24345601000

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

               Not applicable.

CUSIP No. 24345601000                        Page 8 of 12 Pages
Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               WCAS VI:  2,266,410 shares of Common Stock
               WCAS IV:  5,155,947 shares of Common Stock
               Capital Partners:  2,914,857 shares of Common     Stock
               Venture Partners:  18,630 shares of Common Stock
               Information Partners:  51,176 shares of Common
                    Stock

               (b)  Percent of Class:

               WCAS VI: 8.2%
               WCAS IV: 18.6%
               Capital Partners:  10.5%
               Venture Partners:  0.1%
               Information Partners: 0.2%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
               WCAS VI:  2,266,410 shares of Common Stock
               WCAS IV:  5,155,947 shares of Common Stock
               Capital Partners:  2,914,857 shares of Common     Stock
               Venture Partners:  18,630 shares of Common Stock
               Information Partners:  51,176 shares of Common
                    Stock

               (ii) shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of:


               WCAS VI:  2,266,410 shares of Common Stock
               WCAS IV:  5,155,947 shares of Common Stock
               Capital Partners:  2,914,857 shares of Common     Stock
               Venture Partners:  18,630 shares of Common Stock
               Information Partners:  51,176 shares of Common
               (iv) shared power to dispose or to direct the disposition
                    of:  -0-

CUSIP No. 24345601000                        Page 9 of 12 Pages
Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6 -       Ownership of More than Five Percent on Behalf of Another
               Person:

               Not applicable.

Item 7 - Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
               Company:

               Not applicable.

Item 8 -       Identification and Classification of Members of the Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.

Item 10 -      Certification:

               Not applicable.

CUSIP No. 24345601000                        Page 10 of 12 Pages
Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                         WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                         By:  WCAS VI Partners, General Partner


                         By       /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE IV
                         By:  WCAS IV Partners, General Partner


                         By   /s/ Russell L. Carson
                                   General Partner

                         WCAS CAPITAL PARTNERS, L.P.
                         By:  WCAS CP Partners, General Partner


                         By   /s/ Russell L. Carson
                                    General Partner

                         WCAS VENTURE PARTNERS
                         By:  WCAS Ventures, General Partner


                         By      /s/ Laura VanBuren
                                    General Partner


                         WCAS INFORMATION PARTNERS, L.P.
                         By:  WCAS IP Partners, General Partner


                         By     /s/ Thomas E. McInerney
                                     General Partner

Dated:  January 21, 1997

CUSIP No. 24345601000                        Page 11 of 12 Pages
EXHIBIT 1
                               AGREEMENT
                                  OF
               WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                  WELSH, CARSON, ANDERSON & STOWE IV
                      WCAS CAPITAL PARTNERS, L.P.
                    WCAS INFORMATION PARTNERS, L.P.
                                  AND
                         WCAS VENTURE PARTNERS
                       PURSUANT TO RULE 13d-1(f)
                       _________________________

          The undersigned hereby agree that the Information Statement on Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                         WELSH, CARSON, ANDERSON & STOWE VI, L.P.
                         By:  WCAS VI Partners, General Partner


                         By  /s/ Laura VanBuren
                                   General Partner

                         WELSH, CARSON, ANDERSON & STOWE IV
                         By:  WCAS IV Partners, General Partner


                         By    /s/ Russell L. Carson
                                   General Partner

                         WCAS CAPITAL PARTNERS, L.P.
                         By:  WCAS CP Partners, General Partner


                         By     /s/ Russell L. Carson
                                    General Partner

                         WCAS VENTURE PARTNERS
                         By:  WCAS Ventures, General Partner


                         By    /s/ Laura VanBuren
                                   General Partner

                         WCAS INFORMATION PARTNERS, L.P.
                         By:  WCAS IP Partners, General Partner

                         By   /s/ Thomas E. McInerney
                                    General Partner
Dated:  January 21, 1997

CUSIP No. 24345601000                        Page 12 of 12 Pages
                                                              EXHIBIT 2

                   Identification and Classification
                        of Members of the Group
                   _________________________________

          Welsh, Carson, Anderson & Stowe VI, L.P., Welsh, Carson, Anderson & Stowe IV, WCAS Capital Partners, L.P., WCAS Venture Partners and WCAS Information Partners, L.P. are filing this statement on
Schedule 13G as a group.

          Welsh, Carson, Anderson & Stowe VI, L.P. is a Delaware limited partnership. Its sole general partner is WCAS VI Partners, L.P., a Delaware limited partnership.

          Welsh, Carson, Anderson & Stowe IV is a New York limited partnership. Its sole general partner is WCAS IV Partners, a New York general partnership.

          WCAS Capital Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS CP Partners, a New York general partnership.

          WCAS Venture Partners is a New York limited partnership. Its sole general partner is WCAS Ventures, a New York general partnership.

          WCAS Information Partners, L.P. is a Delaware limited partnership. Its sole general partner is WCAS IP Partners, a Delaware general partnership.